Exhibit 99.7

NOMINEE HOLDER CERTIFICATION

Up to 77,881,027 Shares of Common Stock Issuable Upon the Exercise of Subscription

Rights Distributed to the Record Shareholders of Telanetix, Inc.

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS OF TELANETIX, INC. DATED [    •    ], 2010 (THE "PROSPECTUS").

The undersigned, a broker, custodian bank, or other nominee holder (the "Nominee Holder") of non-transferable subscription rights (the "Subscription Rights") to purchase shares of common stock of Telanetix, Inc., a Delaware corporation (the "Company"), pursuant to the rights offering described and provided for in the Prospectus, hereby certifies to the Company and to The Bank of New York Mellon, as subscription agent for the rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the subscription rights to purchase the number of shares of common stock specified below under the basic subscription privilege, and on behalf of beneficial owners of rights who have exercised their basic subscription privilege in full, requests to purchase the number of additional shares of common stock specified below pursuant to the over-subscription privilege, the terms of which is described further in the Prospectus, listing separately each exercised basic subscription privilege and any corresponding over-subscription privilege as to each beneficial owner for whom the Nominee Holder is acting hereby:

Number of Shares Owned on Record Date	Number of Shares Subscribed For Under Basic Subscription Privilege	Number of Shares Subscribed For Under Over-Subscription Privilege

Print Name of the Nominee Holder:

By:

Print Signer's Name:

Contact Name:

Contact Phone Number:

Provide the following information if applicable:

Depository Trust Company ('DTC") Participant Number

Participant Name:

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s)

W02-WEST:8EDA1\402719374.3	-1-